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                  ESTABLISHMENT OF SEPARATE INVESTMENT ACCOUNT
                      LINCOLN NEW YORK SEPARATE ACCOUNT T
                     FOR VARIABLE ANNUITIES (the "ACCOUNT")
                              SEI VARIABLE ANNUITY

                                       Of

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

Pursuant to the authority given me by Resolution Number 96-21 adopted by the Board of Directors of Lincoln Life & Annuity Company of New York ("LNY") on July 24, 1996, I hereby establish a separate investment account designated as "Lincoln New York Separate Account T for Variable Annuities" (the "Account"). The Account is to be used in connection with the issuance by LNY of variable annuity contracts. The Account will be registered as a unit investment trust with the Securities and exchange Commission ("SEC") and shall invest in shares of the investment companies which are registered with the SEC. The establishment and operation of the Account will be in accordance with the applicable provisions of New York Insurance Law and all rules and regulations issued pursuant thereto ("New York Insurance Law"), and subject to the approval of the Superintendent of the Insurance Department of the State of New York. The Account's investment objectives, policies, and limitations shall be in accordance with (1) the registration statement for the policies filed with the SEC under the Securities Act of 1933, and (2) applicable provisions of New York Insurance Law and any other applicable legal requirements.


                                             /s/ Joanne B. Collins
                                            -------------------------------
                                            JOANNE B. COLLINS


DATED: 6/21/00